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                                                                  Exhibit 2.2

                                EXHIBIT C

                   FORM OF AGREEMENT REGARDING EMPLOYEES










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                                                                    EXHIBIT C

                        AGREEMENT REGARDING EMPLOYEES


          AGREEMENT REGARDING EMPLOYEES, dated as of ____________, 1999 (the "AGREEMENT"), by and between Hauser, Inc., a Colorado corporation (the "COMPANY"), and Zuellig Botanicals, Inc., a Delaware corporation ("ZBI").

                                 R E C I T A L S :

          WHEREAS, certain employees of ZBI and its subsidiaries, as more specifically listed on Schedule A hereto (the "EMPLOYEES"), may also be employees of the Company or its subsidiaries; and

          WHEREAS, the parties wish to set forth certain arrangements regarding the Employees.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Company and ZBI, agree as follows:

               1.   SERVICES BY THE EMPLOYEES TO ZBI

          (a) Each Employee shall have the duties and responsibilities with respect to services provided for ZBI as ZBI shall determine from time to time in its sole discretion ("EMPLOYMENT DUTIES"). ZBI will have sole control over such activities. ZBI shall be responsible for the payment of compensation for each Employee with respect to Employment Duties rendered on behalf of ZBI. ZBI may terminate an Employee at any time.

          (b) The Employees shall in all respects qualify as common-law employees of ZBI while rendering Employment Duties for ZBI. ZBI shall use its reasonable best efforts to ensure that no Employee holds himself out to the public as an employee, representative or agent of the Company when he is engaged in ZBI business. ZBI shall use its reasonable best efforts to ensure that appropriate correspondence, letterhead and business cards are used for the relevant business being conducted, and that Employees clearly indicate to third parties that they are acting solely on behalf of ZBI when conducting ZBI business. Any out-of-pocket expenses that are incurred by the Employees while engaged in the conduct of ZBI's business shall not be the Company's responsibility.

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          (c)  ZBI and the Company will not object to the Employee
spending one-half of his or her normal working time in the active employment of the other.

          2.   SERVICES BY EMPLOYEES TO THE COMPANY

          (a) Each Employee shall have the duties and responsibilities with respect to services provided for the Company as the Company shall determine from time to time in its sole discretion ("EMPLOYMENT DUTIES"). The Company will have sole control over such activities. The Company shall be responsible for the payment of compensation for each Employee with respect to Employment Duties rendered on behalf of the Company. The Company may terminate an Employee at any time.

          (b) The Employees shall in all respects qualify as common-law employees of the Company while rendering Employment Duties for the Company. The Company shall use its reasonable best efforts to ensure that no Employee holds himself out to the public as an employee, representative or agent of ZBI when he is engaged in the Company business. The Company shall use its reasonable best efforts to ensure that appropriate correspondence, letterhead and business cards are used for the relevant business being conducted, and that Employees clearly indicate to third parties that they are acting solely on behalf of the Company when conducting the Company business. Any out-of-pocket expenses that are incurred by the Employees while engaged in the conduct of the Company's business shall not be ZBI's responsibility.

          3.   BENEFITS

          ZBI and the Company recognize that it is likely the Employees would not work on a part time basis for either of them if the Employee could not receive health, disability, life insurance, retirement and similar benefits. Accordingly, the Employee will be provided appropriate benefits and the parties recognize that the employer not providing the benefits will likely have to compensate the Employee with relatively greater cash compensation in order to secure the services of the Employee.

          4.   INDEMNIFICATION

          Except as otherwise specifically provided for in this Agreement, the Company agrees to indemnify ZBI against, and agrees to hold it harmless from, any and all losses incurred or suffered as a result of: (i) any claim by any third-party resulting from any actions of a Employee while such employee is engaged in the conduct of the Company's business, and (ii) any claim by any Employee resulting from any actions of the Company and its employees while such employee is providing services in connection with the Company's business. Except as otherwise specifically provided for in this Agreement, ZBI agrees to

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indemnify the Company against, and agrees to hold it harmless from, any and all losses incurred or suffered as a result of: (i) any claim by any third-party resulting from any actions of a Employee while such employee is engaged in the conduct of ZBI's business, and (ii) any claim by any Employee resulting from any actions of ZBI and its employees while such employee is providing services in connection with ZBI's business. In the event ZBI and the Company are held jointly liable in respect of any claim by any third-party resulting from any actions of a Employee, then the liability shall be apportioned between ZBI and the Company based upon concepts used in applying principles of contribution including relative fault, relative benefit, and ability to control the actions of the Employee in the particular undertaking from which liability arose.

               5.   TERMINATION

          This Agreement shall terminate on the second anniversary of the date hereof. Upon such termination, ZBI and its affiliates (except for the Company and its subsidiaries if the Company is considered an affiliate of ZBI) will no longer seek to employ the Employees.

               6.   MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such State.

          (b) PARAGRAPH AND SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

          (c) NOTICES. All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

          (1) If to ZBI, at 2550 El Presidio Street, Long Beach, California 90810-1193 (facsimile: (310) 637-3644), marked for attention of President, or at such other address as ZBI may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019-6099, Attention: Harvey L. Sperry, Esq. (facsimile: 212-728-8111), or at such other address it may have furnished the Company in writing), and

          (2) If to the Company, at 5555 Airport Boulevard, Boulder, Colorado 80301 (facsimile: (303) 441-5802), marked for the attention of Dean Stull, or at such other address as the Company may have furnished ZBI in

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          writing (with a copy to Chrisman, Bynum & Johnson, P.C., 1900
          Fifteenth Street, Boulder, Colorado 80302, Attention: Laurie Glasscock, Esq. (facsimile: 303-449-5426) or at such other address as it may have furnished in writing).

Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if delivered by courier, on the first business day following the date of the delivery to the courier; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          (d) EXPENSES AND TAXES. Each party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

          (e) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

          (f) ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement constitutes the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and ZBI. No course of dealing between the Company and ZBI nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

          (g) SEVERABILITY. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

          (h) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          (i) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to create any rights in favor of any person other than the parties hereto, including without limitation, any Employee. Nothing contained herein is intended to confer upon any Employee any right to continued employment by ZBI or the Company or any of their respective subsidiaries and ZBI and the Company, or their respective subsidiaries, shall have the right to dismiss any Employee, with or without cause, at any time.

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          (j)  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


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          IN WITNESS WHEREOF, the undersigned have executed this Agreement the
__ day of _____, 1999.


                              HAUSER, INC.


                              By:
                                 -----------------------------
                              Name:
                              Title:


                              ZUELLIG BOTANICALS, INC.


                              By:
                                 -----------------------------
                              Name:
                              Title:













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